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                                                                    Exhibit 99.1

          VIALTA ANNOUNCES CREATION OF CHIEF OPERATING OFFICER POSITION
           CEO DIDIER PIETRI PROMOTES YIN-WU CHEN TO PRESIDENT AND COO

FREMONT, CALIF. - July 8, 2004 - Didier Pietri, Vialta's Chief Executive Officer, announced today that Yin-Wu Chen, previously Vice President of Engineering, has been promoted to the newly created position of President and Chief Operating Officer. Mr. Chen will continue to report to Mr. Pietri, who previously held the title of President and will remain as Chief Executive Officer. Mr. Chen will continue working closely with Mr. Pietri in his new role.

Mr. Chen joined Vialta in 2001 and has over 18 years of consumer electronics experience. Mr. Chen received a Ph.D. in Electrical Engineering from the University of Pennsylvania. He co-founded and was President and Chief Executive Officer of Proton Communication - a developer of videophones, CCD cameras and digital recorders. He also served as Executive Vice-President of the parent company, Proton Electronic, and was primarily responsible for the overall operations of the 650-person firm.

Didier Pietri stated, "Yin-Wu has played an instrumental role in the development and manufacturing of Vialta's award-winning Beamer videophone line. In addition to his engineering expertise, he has demonstrated excellent leadership ability in our launch of unique and innovative consumer electronic products." Mr. Pietri concluded, "We look forward to Mr. Chen continuing to contribute to the development of Vialta's product lines and our overall success."

ABOUT VIALTA

Vialta develops, designs and markets unique and innovative home entertainment and communications products for the mainstream consumer. The company was formed in April 1999 and is publicly traded on the OTC Bulletin Board under the symbol VLTA. The company is headquartered in Fremont, California with offices in Los Angeles and Hong Kong.

PRESS CONTACTS

EDELMAN FOR VIALTA:
Daniel Munoz
Vialta Public Relations
Tel: 650.429.2747
daniel.munoz@edelman.com

VIALTA, INC.:
Ken Tenaglia
V.P. of Marketing Communications
Tel: 510.870.3668
kenneth.tenaglia@vialta.com